EXHIBIT 99.1

HELIX WIND, CORP. SIGNS LOI TO ACQUIRE ALL ASSETS OF ABUNDANT
RENEWABLE ENERGY AND RENEWABLE ENERGY ENGINEERING

Intended acquisition includes products optimized for low wind site energy production

San Diego, CA – August 18, 2009 – Helix Wind Corporation (OTCBB: HLXW) announced today the signing of a non-binding Letter of Intent to acquire all of the business assets of Abundant Renewable Energy, LLC (ARE) and Renewable Energy Engineering, LLC (REE). The acquisition of ARE will bring two additional products to the Helix Wind portfolio. The ARE110 (2.5KW) and ARE442 (10KW) are both optimized for energy production in low wind sites. The wind energy systems boast direct grid-connect without batteries, battery charging systems, powerful blades, efficient alternators and sophisticated controls making for quiet, consistent and reliable wind generators. In addition, both turbines are qualified for rebate programs in California and New York, as well as in many other states.

Following the acquisition, ARE Founder and President Robert W. Preus is expected to add his industry expertise and experience to the Helix Wind team. Mr. Preus has 25 years experience in mechanical, hydraulic, pneumatic, and electro-mechanical systems and controls. He began ARE in 1998 and built a team to design, manufacture, and distribute small wind generators, towers, and controls. He developed the company into a network of over 200 dealers across the U.S. and Canada, and contributed the manufacturing and distribution business into Abundant Renewable Energy, LLC in 2007 while retaining the design engineering and consulting business as Renewable Energy Engineering, LLC.

Helix Wind Chairman and President Scott Weinbrandt commented, “Successful completion of this transaction will further expand our business in the renewable energy space. Robert Preus is a highly respected industry veteran and will be a great addition to our technical team, with depth of knowledge about all aspects of the small wind value chain, great industry contacts, and experience with testing and certification. We are proud that Helix is continuing its strategy to roll up other “best of breed” alternative energy and small wind companies to become the dominant company in this business.”

Pursuant to the LOI, Helix Wind intends to purchase all the business assets of ARE related to the company’s design, manufacture, marketing, sales and service of wind turbines, towers, electronic controls, related equipment and software, as well as accounts receivable, inventory pre-paid items and cash. Simultaneously, Helix Wind intends to purchase all business assets of REE related to the engineering, design and testing of wind turbines, towers, electronic controls and related equipment and software. Helix Wind will also assume the outstanding liabilities associated with the purchased assets. The total purchase price of the acquisitions will range from $4 million to $6.5 million (depending on the fulfillment of certain future earn-outs based on ARE’s financial projections) in cash and restricted stock of Helix Wind.  The timing of the closing is contingent on, among others, the completion of financing by Helix Wind no later then November 1, 2009. Closing for both acquisitions is subject, among other things, to negotiation and execution of definitive agreements with ARE, completion of customary due diligence, and since the assets are being purchased out of bankruptcy, court approval of the acquisition.

About Helix: Helix Wind Corp., a global renewable energy company, is engaged in the design, manufacturing and sale of small wind vertical axis turbine designed to generate 300W, 1kW, 2.0kW, 4.0kW, and 50kW of clean, renewable electricity. Additional information can be found at http://www.helixwind.com

Safe Harbor Statement: A number of statements contained in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve a number of risks and uncertainties, including our ability to pay the notes when they mature, attract and retain management and field personnel with experience in the small wind turbine industry, our ability to raise capital when needed and on acceptable terms and conditions, the intensity of competition and general economic factors. The actual results Helix Wind may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Helix Wind encourages the public to read the information provided here in conjunction with its most recent filings, which may be viewed at www.sec.gov.

Contact:
Ian Gardner, CEO
Helix Wind, Corp.
1848 Commercial Street
San Diego, CA 92113
Toll Free: 877.2GOHELIX (246.4354)
Int: + 619.501.3932
Fax: + 619.330.2628
Email: media@helixwind.com

Public Relations/Media
Richard Stern
Stern & Co.
212-888-0044
richstern@sternco.com